Exhibit 10.5

THIS AGREEMENT IS SUBJECT TO ARBITRATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of April, 2012, by and between Digital Generation, Inc., a Delaware corporation, its subsidiaries, affiliates, successors, and assigns (collectively the “Corporation”), and Andy Ellenthal of 24 Saint Claire Avenue, Old Greenwich, Connecticut (“Employee”).

WHEREAS, the Corporation and Employee desire to enter into an employment relationship on the terms and conditions as set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

1.             Employment.  The Corporation hereby employs Employee in the initial capacity and title set forth below; and Employee hereby accepts employment by the Corporation, on the terms and conditions hereinafter set forth.

2.             Title and Duties.  Employee’s job title shall be Executive Vice President - Global Sales & Operations.  During the term of Employee’s employment, Employee’s principal duties and responsibilities shall be as are customarily associated with such position, and Employee shall perform such additional services and duties for the Corporation and its subsidiaries as the Chief Executive Officer may from time to time designate.  Employee agrees to hold such offices as may be assigned to him from time to time by the Corporation, reasonably consistent with his then position, and to devote substantially his full time, energies and best efforts to the performance thereof to the exclusion of all other business activities, except any other activities as the Corporation may consent to in writing.

3.             Employment Term.  The term of Employee’s employment hereunder shall begin on the effective date hereof and continue thereafter until terminated by the Corporation immediately upon written notice to Employee, until terminated by Employee pursuant to Section 15(g), or as otherwise provided in Section 15 hereof, whichever event shall occur first.

4.             Salary and Additional Compensation.  As compensation for the services to be rendered by Employee to the Corporation pursuant to this Agreement, Employee shall be paid the following compensation and other benefits:

(a)           Salary:  Salary shall be payable in equal bimonthly installments in arrears, or otherwise in accordance with the Corporation’s then-standard payroll practices.  Employee shall be entitled to annual salary of $400,000, which shall be reviewed annually, and subject to increase (but not decrease) by the Corporation from time to time (“Base Salary”).

(b)           Additional Compensation: In addition to Employee’s Base Salary, Employee will be eligible to receive additional compensation as set forth in Schedule 1 of this Agreement, with Employee’s participation of any additional compensation dependent upon his assent to the terms of this Agreement, as well as your execution of this Agreement.

(c)           Stock Incentive Plans:  Employee shall be eligible to participate in the Corporation’s stock incentive plans, subject to approval of the Compensation Committee (or other applicable committee) of the Board of Directors of the Corporation, and subject to any limitation as may be provided by applicable law or regulation.

(d)           Employee Benefit Plans:  Employee shall be eligible to participate, to the extent he may be eligible in accordance with the terms of any such plans, and to the extent employees at his level are eligible for any such plans, in any profit sharing, retirement, insurance, health or other employee benefit plan maintained by the Corporation. With respect to any such health benefit plans, the Corporation shall pay the premiums or other cost incurred for coverage of the Employee and his eligible spouse and dependent family members under the applicable arrangement, consistent with its terms.

5.           Life Insurance.  The Corporation, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of Employee in any amount or amounts considered advisable by the Corporation during the term of Employee’s employment, and Employee shall submit to any medical or other examination and execute and deliver any application or other instruction in writing, reasonably necessary to effectuate such insurance.

6.           Expenses.  During the term of his employment, the Corporation shall reimburse Employee in accordance with the Corporation’s policies and procedures for all proper expenses incurred by Employee in the performance of Employee’s duties hereunder, regardless of where incurred.

7.           Vacations and Leave.  Employee shall be entitled to four weeks of paid vacation per year, to be accrued in accordance with the Corporation’s vacation policy in effect from time to time, and such additional leave time as is customarily granted to the other executive officers of the Corporation.

8.           Non-Disclosure of Confidential Information.  For the purposes of this Agreement, “Confidential Information” shall mean any trade secret, confidential, proprietary, or non-public information and materials concerning the Corporation and/or its clients, whether such information  or materials are memorized, memorialized in any manner, in hard copy, electronic, or other form, or that qualifies as confidential, restricted, or for internal use only pursuant to Corporation guidelines or the Handbook; the Corporation’s products, business strategies, know-how designs, formulas, processes, and methods; research; marketing; pricing; business relationships; software, software code and other technologies; forecasts; margins; confidential information of other employees; plans and proposals; client information (including but not limited to lists of clients, client names, contact information, personal data or identifying numbers; financial data; historical information; preferences and strategies, as well as any compilations of same); and any other non-public, technical, non-technical, or business information, whether written or oral.  Employee acknowledges that the Corporation maintains much of its Confidential Information on its secured network and that the Confidential Information provides a competitive advantage to the Corporation.  The term “Confidential Information” does not include information that (a) has become known to the public generally through no fault of Employee, or (b) the Corporation regularly provides to third parties without restriction on use or disclosure.

To assist Employee in the performance of his duties, the Corporation agrees to provide and shall provide Employee Confidential Information and materials to him as a result of his signing this Agreement, with such Confidential Information being in addition to any such information Employee received from the Corporation prior to signing this Agreement.  Employee acknowledges that he is receiving other good and valuable consideration, the adequacy of which Employee hereby expressly acknowledges.

Due to the sensitive nature of this Confidential Information, Employee acknowledges that the Corporation has legitimate business and competitive interests and legal rights to require non-disclosure of the Confidential Information to other companies and/or individuals and to require that the Confidential Information be used only for the Corporation’s benefit and, in the event of a Client, the Confidential Information’s intended use.  Employee agrees that he will not at any time, either during or after his employment by the Corporation (except as authorized by the Corporation), divulge or disclose, directly or indirectly, to any person, firm, association or corporation other than bona fide employees of the Corporation or use for Employee’s own benefit, gain or otherwise, Confidential Information.

Employee also recognizes that the Corporation may receive from third parties, including customers, vendors, and business associates, their confidential or proprietary information subject to a duty on the Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Employee agrees to hold all such information in the strictest confidence and not to disclose it to any person, firm, or corporation or to use it except as necessary in carrying out Employee’s work for the Corporation consistent with the Corporation’s agreement with the third party that provided the confidential and proprietary information.

Employee represents that Employee’s employment by the Corporation does not and will not breach any agreement between Employee and any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Employee prior to Employee’s employment by the Corporation. During Employee’s employment by the Corporation, Employee agrees that Employee will not violate any non-solicitation agreements Employee entered into with any former employer or third party, nor will Employee bring onto the premises of the Corporation or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

9.           Agreement Not to Compete With the Corporation.   Employee acknowledges that the services he is to render are of a special and unusual character with a unique value to the Corporation, the loss of which cannot adequately be compensated by damages in action at law.  Therefore, in order to protect the trade secrets of the Corporation, the Corporation’s Confidential Information, and the Corporation’s business goodwill and competitive position, and in exchange for the Corporation providing Employee the consideration set forth herein, including the Confidential Information shared with Employee as a result of signing this Agreement, Employee agrees that for a period of 12 months following the termination of his employment with the Corporation for any reason, he shall not, either directly or indirectly, engage in competition with the Corporation or the Corporation’s Affiliates within the geographic region.  For the purposes of Section 9:

a.             The terms “competition” or “compete” mean engaging in the same or any substantially similar business to (i) the Corporation’s or any of its Affiliates’ business of third-party TV ads distribution and online ad serving and campaign management, including video and rich media, or (ii) solutions and services such as those provided by Peer39, Inc. in any manner whatsoever (other than as a passive investor), including without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee, consultant, independent contractor, or otherwise.

b.             “Geographic region”: Employee shall not, in the United States or any foreign country in which the Corporation has marketed its products or services, directly or indirectly engage in, own, or control an interest in, or act as an officer, director, or employee of, or consultant or advisor to, any firm corporation, institution, or entity, directly or indirectly in competition with the Corporation or any of its Affiliates and with whom Employee has had any contact during his employment.

c.              “Affiliate” is defined as any legal entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under the common control with the Corporation.

10.          Reasonableness of and Remedies for Breach of Employee’s Covenants of Non-Disclosure and Non-Competition.  Employee has carefully read and considered the provisions of Sections 8 and 9, and, having done so, agrees and acknowledges that the foregoing restrictions limit his ability to engage in competition in the geographic region and during the period provided for above.  Employee expressly warrants and represents that these restrictions with respect to time, geographic territory, and scope of activity are reasonable and necessary to protect the trade secrets of the Corporation and its parent or subsidiary corporations, officers, directors, shareholders and other employees, the Confidential Information the Corporation has agreed to provide to Employee, and the Corporation’s business goodwill and competitive position.

(a)           In the event that, notwithstanding the foregoing, any of the provisions of Sections 8 and 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of Sections 8 and 9 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(b)           In the event of a breach of any of the covenants in Sections 8 and 9, the Corporation shall have the right to seek monetary damages for any such breach.  In addition, in the event of a breach or threatened breach of any of the covenants in Sections 8 and 9, the Corporation shall have the right to seek equitable relief, including specific performance by means of an injunction against Employee or against Employee’s partners, agents, representatives, servants, employers, employees, and/or any and all persons acting directly or indirectly by or with him, to prevent or restrain any such breach.

11.        Agreement Not to Solicit the Corporation’s Customers.   In order to protect the trade secrets of the Corporation, the Corporation’s Confidential Information, and the Corporation’s business goodwill and competitive position, and in exchange for the Corporation providing Employee the consideration set forth herein, Employee agrees that, for a period of 12 months following the termination of his relationship with the Corporation for any reason, he shall not, either directly or indirectly, call on, service, solicit, or accept competing business from the Corporation’s customers or prospective customers whom or which Employee, within the previous two years, had or made contact with, in any form whatsoever, regarding the Corporation’s business.  Employee further agrees that he shall not assist any other person or entity in such a solicitation other than customers or prospective customers with whom the Employee had a business or personal relationship prior to his employment with the Corporation or Peer39, Inc.

12.        Agreement Not to Recruit Other Employees.  In order to protect the trade secrets of the Corporation, the Corporation’s Confidential Information, and the Corporation’s business goodwill and competitive position, and in exchange for the Corporation providing Employee the consideration set forth herein, Employee agrees that during his work with the Corporation and for a period of 12 months following the end of Employee’s work with the Corporation for any reason, he shall not, either directly or indirectly, call on, recruit, solicit, or induce any employee, contractor or officer of the Corporation whom Employee had contact with in the course of his or work with Corporation to terminate his relationship with the Corporation, and will not assist any other person or entity in such a solicitation.  Employee further agrees that he will not discuss, by any means whatsoever, with any such employee, contractor or officer of the Corporation the termination of such individual’s relationship with the Corporation, during the time period set forth above.

13.        Notice to Subsequent Employer.  Employee agrees to advise all future employers and business partners of the restrictions and obligations contained in this Agreement.  Employee further authorizes the Corporation to notify others, including customers of the Corporation and Employee’s future employers and business partners, of the terms of this Agreement and Employee’s obligations and responsibilities hereunder.  Notification of customers or Employee’s future employers or business partners of the terms of this Agreement shall not give rise to any claim in tort or contract against the Corporation by Employee.

14.        Inventions.  Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments, improvements and trade secrets which were made by Employee prior to his employment with the Corporation (“Prior Inventions”), which belong to Employee, which relate to the Corporation’s proposed business, products, or research and development, and which are not assigned to the Corporation hereunder; or, if no such list is attached, Employee represented that there are no such Prior Inventions.  If in the course of Employee’s employment with the Corporation, Employee incorporates into a Corporation product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, the Corporation is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use or sell such Prior Invention as part of or in connection with such product, process or machine.

Employee agrees that he will promptly make full written disclosure to the Corporation, will hold in trust for the sole right and benefit of the Corporation, and hereby assign to the Corporation, or its designee, all Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee solely or jointly conceives or develops or reduces to practice, during the period of time Employee is in the employ of the Corporation (collectively referred to as “Inventions”).  Employee agrees to assist the Corporation, or its designee, at the Corporation’s expense, in every proper way to secure the Corporation’s rights in the Inventions and any copyrights, patents, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Corporation the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto.  Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.

15.        Termination.  Employment of Employee under this Agreement may/will be terminated:

(a)           By Employee’s death.

(b)           If Employee is “Totally Disabled.”  For the purposes of this Agreement, Employee will be totally disabled if he is “totally disabled” as defined in and for the period necessary to qualify for benefits under any disability income insurance policy and any replacement policy or policies covering Employee and Employee has been declared to be totally disabled by the insurer.  Notwithstanding the foregoing, Employee shall be deemed “totally disabled” if he is unable to perform his duties hereunder for any consecutive 90 day period or for any 180 days during a 360 day period.

(c)           By voluntary resignation of Employee, whether or not for Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean a termination of the Employee’s employment hereunder if any of the following events occur without the Employee’s express written consent: (i) the assignment to Employee of duties inconsistent with the title of Executive Vice President, the removal of the Employee from such office or any reduction in the current scope, or degradation of, Employee’s current job responsibilities, duties, functions, status, offices and title, or material reduction in his support staff, in each case as in effect immediately following the effectiveness of this Agreement; (ii) the material reduction of Employee’s then-current Base Salary and perquisites, on an aggregate basis; (iii) the relocation of the Corporation’s New York offices to a location more than 20 miles from the Corporation’s then-current New York offices, or the transfer of Employee to a place other than the Corporation’s New York offices (excepting reasonable travel on the Corporation’s business); or

(iv) any material breach by the Corporation of this Agreement.  Employee must provide written notice to the Corporation of the occurrence of any of the foregoing events or conditions without Employee’s written consent within 90 days of the occurrence of such event.  The Corporation or any successor or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from Employee.  Any voluntary termination of employment for “Good Reason” following such 30 day cure period must occur no later than the date that is six months following the initial occurrence of one of the foregoing events or conditions without Employee’s written consent.

(d)           By the dissolution and liquidation of the Corporation (other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Corporation whereby the business of the Corporation is continued).

(e)           By the Corporation for Cause.  This Agreement and Employee’s employment with the Corporation may be terminated for Cause at any time.  For purposes of this Agreement, “Cause” shall mean only the following:  (i) a conviction of or a plea of guilty or nolo contendre by Employee to a felony or an act of fraud, embezzlement or theft or other criminal conduct against the Corporation; (ii) habitual neglect of Employee’s material duties or failure by Employee to perform or observe any substantial lawful obligation of such employment that is not remedied within 30 days after written notice thereof from the Corporation, the Executive Chairman or the Board; or (iii) any material breach by the Employee of this Agreement.  Should Employee dispute whether he was terminated for Cause, then the Corporation and the Employee shall enter immediately into binding arbitration pursuant to Section 26.

(f)            By the Corporation at any time without Cause.

(g)           Any termination of Employee’s employment shall be communicated by a written “Notice of Termination.”  Such notice shall indicate a specific termination provision in this Agreement which is relied upon, recite the facts and circumstances claimed to provide the basis for such termination, if applicable and specify the date of termination, which shall not pre-date such notice.  In addition, (i) if such Notice of Termination is submitted by Employee, the date of termination specified in such Notice of Termination shall not be earlier than 60 days following the date of such Notice of Termination, and (ii) if such Notice of Termination is submitted by the Corporation in connection with a termination of Employee’s employment without Cause pursuant to Section 15(f), the date of termination specified in such Notice of Termination shall not be earlier than 30 days following the date of such Notice of Termination.  As used in the Agreement, “Date of Termination” shall mean the date of termination specified in the Notice of Termination provided, however, that if Employee ceases to perform his duties hereunder following the delivery of a Notice of Termination by Employee or the Corporation but before the date of termination specified therein, “Date of Termination” shall mean the date Employee ceases to perform his duties hereunder.

16.        Payments Upon Termination.  Payments to Employee upon termination shall be limited to the following:

(a)           If Employee is terminated due to (i) death pursuant to 15(a), (ii) Total Disability pursuant to Section 15(b), (iii) voluntary resignation pursuant to Section 15(c) other than for Good Reason, (iv) dissolution and liquidation of the Corporation pursuant to Section 15(d), or (v) for Cause pursuant to Section 15(e), Employee shall be entitled to all arrearages of Base Salary through the Date of Termination plus any annual incentive bonus earned but not paid prior to the Date of Termination (collectively, the “Accrued Obligations”) payable in accordance with the Corporation’s customary policies as in effect from time to time but shall not be entitled to further compensation.

(b)           If Employee is terminated by the Corporation without Cause, or Employee terminates his employment for Good Reason, then, in exchange for Employee executing a full and final Release (as defined in Section 16(c) below), the Corporation shall pay to Employee (i) all Accrued Obligations and (ii) severance equal to the sum of (A) 12 months’ salary at the rate in effect on the date of termination (or, if the Employee has terminated his employment for Good Reason due to a reduction in Base Salary, his Base Salary prior to such reduction), plus (B) an amount equal to Employee’s target annual bonus for the year in which the Date of Termination occurs, pro-rated for the portion of such year that elapsed prior to the Date of Termination (provided that, in the event Employee’s termination without Cause or resignation for Good Reason occurs following a Change in Control (as such term is defined in the Corporation’s 2011 Incentive Award Plan as in effect on the date of this Agreement), such bonus shall not be pro-rated), which amount shall be payable in equal bi-weekly installments over a period of 12 months following the Date of Termination in accordance with the Corporation’s regular payroll pay practices, with the first installment to be paid on the date that is 60 days following the Employee’s Date of Termination and the first such payment to include any unpaid amounts accrued from the Date of Termination.

(c)           Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid pursuant to Section 16(b)(ii) above unless, on or prior to the 60th day following the date of Employee’s Date of Termination, an effective general release of claims agreement (the “Release”) in substantially the form attached hereto as Exhibit B has been executed by Employee and remains effective on such date and any applicable revocation period thereunder has expired.

17.        Additional Termination Provisions.

(a)           Separation from Service.  Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Employee under this Agreement in connection with a termination of Employee’s employment, in no event shall a termination of employment occur under this Agreement unless such termination constitutes a Separation from Service.  For purposes of this Agreement, a “Separation from Service” shall mean Employee’s “separation from service” with the Corporation as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(b)           Section 409A Compliance.  Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to Section 16 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (“Separation Pay Plans”) or Treasury Regulation Section 1.409A-1(b)(4) (“Short-Term Deferrals”).  However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of  the Code, then if Employee is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service or (ii) the date of Employee’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 17(b) shall be paid in a lump sum to Employee.  The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Corporation in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

(c)           Resignation Upon Termination. In the event of termination of this Agreement other than for death, Employee hereby agrees to resign from all positions held in the Corporation, including without limitations any position as a director, officer, agent, trustee or consultant of the Corporation or any affiliate of the Corporation.  For the purposes of this provision, the term “affiliate” has the same meaning as in Section 9. Said resignation will be effective immediately upon the termination of this Agreement, unless the parties mutually agree in writing to a modified resignation date or dates.

18.          In-Kind Benefits and Reimbursements.  Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Employee and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to Employee as soon as administratively practicable following such submission, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  In no event shall Employee be entitled to any reimbursement payments after the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

19.          Section 409A; Separate Payments.  This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Corporation be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to Section 409A Penalties.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

20.          Waiver.  A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

21.          Governing Law.  This Agreement shall in all respects be subject to, and governed by, the laws of the State of New York.

22.          Severability.  The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

23.          Notice.  Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Corporation and Employee at the respective addresses provided on the signature page of this Agreement, or at such other address or addresses as either party may hereafter designate in writing to the other.

24.          Assignment.  This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party, provided that the Corporation may assign this Agreement to any affiliate of or successor to the Corporation.

25.          Amendments.  This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Corporation and Employee.

26.          Arbitration.

(a)           Generally.  Except as otherwise provided in Sections 8, 9, 11 and 12 of this Agreement or as otherwise required by law, any dispute, claim, question or controversy arising under or relating to this Agreement, Executive’s employment with the Company or the termination thereof (each such dispute, claim, question or controversy, a “Dispute”) shall be resolved by submitting such Dispute to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to its Employment Arbitration Minimum Standards of Procedural Fairness (collectively, the “Rules”), and pursuant to the procedures set forth in this Section 26.  In the event of any conflict between the Rules and the procedures set forth in this Section 26, the procedures set forth in this Section 26 shall control.  Any such arbitration shall be brought within any otherwise applicable statute of limitations period, and shall be the sole and exclusive means for resolving such Dispute (other than for injunctive relief pursuant to Sections 8, 9, 11 and 12 of this Agreement or as otherwise required by law).

(b)           Procedures.  Any arbitration shall be held in New York, New York, and conducted before a single neutral arbitrator selected by mutual agreement of the parties hereto within 30 days of the initiation of the arbitration or, if they are unable to agree, by JAMS under its rules.  The arbitrator shall take submissions and hear testimony, if necessary, and shall render a written decision as promptly as practicable.  The arbitrator may grant any legal or equitable remedy or relief that the arbitrator deems just and equitable, to the same extent that remedies or relief could be granted by a state or federal court in the United States.  The decision of the arbitrator shall be final, binding and conclusive on all parties and interested persons.  It is the intention of the parties hereto that they shall be entitled to fair and adequate discovery in accordance with the Federal Rules of Civil Procedure.  The parties hereto shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator.

(c)           Enforcement; Costs.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. All direct costs and expenses of the arbitration, including the arbitrator’s fee, shall be paid by the Corporation, and each party shall pay their own respective attorneys’ fees and disbursements. This arbitration clause constitutes a waiver of either party’s right to a jury trial for all disputes relating to all aspects of the employer/employee relationship including, without limitation, claims for wrongful discharge, breach of contract, or claims relating to violation of any laws and regulations relating to employment discrimination or harassment.

27.          Headings.  The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

28.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together will constitute one and the same Agreement.

29.          Entire Agreement.  This Agreement revokes and replaces all agreements previously entered into by the parties hereto, if any, whether oral or written, regarding Employee’s employment with the Corporation, including, without limitation, that certain offer letter between Employee and Peer39, Inc. dated as of March 31, 2010.  Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.  In the event of any conflict between the terms of this Agreement and the terms of any policy, plan, or program by the Corporation, including the Handbook, the terms of this Agreement shall govern.

30.          Clawback.  All compensation received by Employee shall be subject to the provisions of any clawback policy implemented by the Corporation to comply with applicable law or regulation (including stock exchange rules), including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

31.          Right to Legal Counsel.  This Agreement has been drafted by legal counsel representing the Corporation, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Corporation and Employee have duly executed this Agreement as of the day and year first above written.

CORPORATION:

Digital Generation, Inc.

By:	/s/ Neil Nguyen

	Name:	Neil Nguyen

	Title:	President and Chief Executive Officer

Address for Notice Purposes:

EMPLOYEE:

/s/ Andy Ellenthal

Printed Name: Andy Ellenthal

Address for Notice Purposes:

Schedule 1

Additional Compensation

Annual Bonus. Employee shall be eligible for an annual bonus in a target amount of 75% of Base Salary. The annual target bonus criteria shall be 80% based upon the Corporation’s achievement of financial objectives, which will include revenue and EBITDA, and 20% based on individual and management objectives. The exact detail regarding these criteria shall be determined in the sole discretion of the Corporation, after consultation with the Employee.  Any such bonus so awarded shall be based upon the following tiered schedule of achievement for the particular bonus year:

At least 90% of target performance = 50% of target bonus paid

At least100% of target performance = 100% of target bonus paid

At least 110% or greater of target performance = 130% of target bonus paid.

Any annual bonus that becomes payable pursuant to this Schedule 1 shall be paid in conjunction with the timing of the corporate annual bonus process in effect at such time between January 1 and March 15 of the year following the year for which such annual bonus was earned. Notwithstanding anything to the contrary contained in this Agreement or any applicable bonus plan, program or arrangement, but except as provided in Section 16, Employee shall be entitled to receive any such bonus only if Employee is employed on the last business day of the fiscal year to which the bonus relates.

Initial Long-Term Incentive Award. Employee shall be granted 100,000 restricted stock units as soon as practicable after the effective date of this Agreement, subject to the approval of the Board of Directors of the Corporation or the Compensation Committee thereof. Such grant shall be made pursuant to the Corporation’s 2011 Incentive Award Plan, and shall be evidenced by a Restricted Stock Unit Award Grant Notice and subject to the terms of the Restricted Stock Unit Award Agreement, in the same form as that applicable to other executives of the Corporation, and shall be executed by the Employee and the Corporation.  Vesting shall be ¼ on the day that is 90 days following the grant date and ¼ on each of the first three anniversaries of the grant date thereafter, with full vesting at the third anniversary of the grant date. There shall be accelerated vesting of 100% of the initial long-term incentive award upon Employee’s termination of employment by the Corporation without Cause or Employee’s resignation for Good Reason.

Annual Long-Term Incentive Award.  Beginning with the year 2013, each year the Employee will be eligible for an annual long term incentive award, to be determined in conjunction with an annual benchmark review of peer groups and their direct executive compensation levels for long-term performance based incentive compensation. The Employee shall be advised of each year’s award level no later than March 31 of the year in which the award is granted.  There shall be accelerated vesting of 100% of each annual long-term incentive award in the event of Employee’s termination of employment by the Corporation without Cause or Employee’s resignation for Good Reason, in either case following a Change in Control (as defined in the Corporation’s 2011 Incentive Award Plan).

EXHIBIT A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

             no inventions or improvements

             additional sheets attached

DATED:  April 30, 2012

Signature of Employee:	/s/ Andy Ellenthal

Printed Name of Employee:	Andy Ellenthal

EXHIBIT B

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This GENERAL RELEASE OF CLAIMS (this “Release”) is entered into as of this                  day of                ,             , between Andy Ellenthal (“Employee”), and Digital Generation, Inc., a Delaware corporation (the “Corporation”).

WHEREAS, Employee and the Corporation are parties to that certain Employment Agreement dated as of April         , 2012 (the “Agreement”);

WHEREAS, the parties agree that Employee is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Corporation and Employee now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Employee pursuant to the Agreement, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that he would not otherwise be entitled to receive, the parties hereby agree as follows:

1.             General Release of Claims by Employee.

(a)           Employee, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Corporation and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his employment with or service to the Corporation (collectively, the “Corporation Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or, on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Corporation (including any affiliate of the Corporation) or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with

Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; and the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.

Notwithstanding the generality of the foregoing, Employee does not release the following claims:

(i)            Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)           Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Corporation;

(iii)          Claims pursuant to the terms and conditions of the federal law known as COBRA or similar state law;

(iv)          Claims for indemnity under the bylaws of the Corporation, as provided for by Texas law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Corporation;

(v)           Claims based on any right Employee may have to enforce the Corporation’s executory obligations under the Agreement; and

(vi)          Claims Employee may have to vested or earned compensation and benefits.

(b)           Employee acknowledges that this Release was presented to him on the date indicated above and that Employee is entitled to have 21 days’ time in which to consider it.  Employee further acknowledges that the Corporation has advised him that he is waiving her rights under the ADEA, and that Employee should consult with an attorney of his choice before signing this Release, and Employee has had sufficient time to consider the terms of this Release.  Employee represents and acknowledges that if Employee executes this Release before 21 days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.

(c)           Employee understands that after executing this Release, Employee has the right to revoke it within 7 days after his execution of it.  Employee understands that this Release will not become effective and enforceable unless the 7 day revocation period passes and Employee does not revoke the Release in writing.  Employee understands that this Release may not be revoked after the 7 day revocation period has passed.  Employee also understands that any revocation of this Release must be made in writing and delivered to the Corporation at its principal place of business within the 7 day period.  In the event any payments are made by the

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Corporation pursuant to Section 16(b)(ii) of the Agreement prior to the effective date of this Release and Employee revokes this Release pursuant to this Section 1(c) thereafter, Employee shall immediately repay to the Corporation any such amounts.  Employee hereby acknowledges and agrees that Employee’s revocation right pursuant to this Section 1(c) does not apply to this sentence, which shall survive any revocation of this Release by Employee.

(d)           Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth day after his execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.  Employee further understands that Employee will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is 60 days following the Employee’s Date of Termination (as defined in the Agreement).

2.             No Assignment.  Employee represents and warrants to the Corporation Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Corporation Releasees.  Employee agrees to indemnify and hold harmless the Corporation Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.

3.             Severability.  Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Release or the validity, legality or enforceability of such provision in any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.               Arbitration.  This Release shall be subject to arbitration as set forth in Section 26 of the Agreement.

5.               Governing Law.  This Release shall in all respects be subject to, and governed by, the laws of the State of New York.

6.             Entire Agreement.  This Release and the Agreement shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof or thereof.

7.             Amendment and Waiver.  The provisions of this Release may be amended or waived only by the written agreement of the Corporation and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Release shall affect the validity, binding effect or enforceability of this Release.

8.             Counterparts.  This Release may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same

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instrument.  The parties hereto agree to accept a signed facsimile copy or portable document format of this Release as a fully binding original.

9.             Headings.  The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

10.          Right to Legal Counsel.  This Release has been drafted by legal counsel representing the Corporation, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review this Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

CORPORATION:

Digital Generation, Inc.

By:

Name:

Title:

EMPLOYEE:

Printed Name: Andy Ellenthal

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